Exhibit 23.5

Consent of Independent Accountants

The Board of Directors

IPC (MT) Holdco, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form 8-K of Ventas Inc. of our report dated March 13, 2006, with respect to the consolidated balance sheets of IPC (MT) Holdco, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2005, which report is incorporated in the Form 8-K of Ventas, Inc. dated November 7, 2006.

/s/ KPMG LLP

KPMG LLP

Baltimore, Maryland

November 10, 2006